PRUDENTIAL FLEXGUARD® INCOME SELECT
SINGLE PREMIUM DEFERRED INDEX-LINKED AND VARIABLE ANNUITY (“B SERIES”)
PRUCO LIFE INSURANCE COMPANY
Supplement dated March 1, 2023 to
Prospectus dated December 26, 2022
This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the Annuity you own and is not intended to be a prospectus or offer for any other annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus and Statement of Additional Information.
This Supplement contains information about the Prudential FlexGuard Income Select Index-Linked and Variable Annuity (“B Series”). If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.
The following changes are effective on March 1, 2023.

(1)The chart of currently available Index Strategies on the cover page of the Prospectus is amended and restated as follows:

Point-to-Point with Cap Index Strategy	Step Rate Plus Index Strategy	Tiered Participation Rate Index Strategy	Dual Directional
1-year S&P 500®, 10% Buffer
1-year MSCI EAFE, 10% Buffer
1-year Invesco QQQ ETF, 10% Buffer
1-year iShares® Russell 2000 ETF, 10% Buffer
1-year S&P 500®, 15% Buffer
1-year MSCI EAFE, 15% Buffer
1-year Invesco QQQ ETF, 15% Buffer
1-year iShares® Russell 2000 ETF, 15% Buffer
1-year S&P 500®, 30% Buffer
1-year MSCI EAFE, 30% Buffer
1-year Invesco QQQ ETF, 30% Buffer
1-year iShares® Russell 2000 ETF, 30% Buffer
1-year S&P 500®, 100% Buffer
3-year S&P 500®, 10% Buffer
3-year MSCI EAFE, 10% Buffer
3-year iShares® Russell 2000 ETF, 10% Buffer
3-year AB 500 Plus IndexSM, 10% Buffer
3-year S&P 500®, 20% Buffer
3-year iShares® Russell 2000 ETF, 20% Buffer
3-year MSCI EAFE, 20% Buffer
3-year AB 500 Plus IndexSM, 20% Buffer
6-year S&P 500®, 20% Buffer
6-year MSCI EAFE, 20% Buffer
6-year iShares® Russell 2000 ETF, 20% Buffer
6-year AB 500 Plus IndexSM, 20% Buffer
1-year S&P 500®, 5% Buffer 1-year MSCI EAFE, 5% Buffer 1-year S&P® 500, 10% Buffer
6-year S&P 500®, 5% Buffer
6-year MSCI EAFE, 5% Buffer
6-year iShares® Russell 2000 ETF, 5% Buffer
6-year AB 500 Plus IndexSM, 5% Buffer
6-year S&P 500®, 10% Buffer
6-year MSCI EAFE, 10% Buffer
6-year AB 500 Plus IndexSM, 10% Buffer
6-year S&P 500®, 10% Buffer 6-year S&P 500®, 15% Buffer 6-year S&P 500®, 20% Buffer
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(2)The second-to-last paragraph in the     section captioned “Index Strategies” in the “Summary” section of the Prospectus is amended and restated as shown below:
Not all Index Strategies will be available with all Indices, in all available Index Strategy Terms, and in all available Buffers. As a result of economic market conditions, or utilization of the Index Strategies, we reserve the right to add and remove Index Strategies at any time. For currently available Index Strategies, Cap Rates, Participation Rates and Step Rates (collectively, “Rates”), please refer to our website at [www.prudential.com/PLAZ-FlexGuard-Inc]. New rates will be set for Index Strategy Terms upon Index Anniversary Dates. These new Rates may be different than rates previously applied to your Annuity and from the current rates that we are offering for newly issued contracts. New Buffers may be offered as new Index Strategy Options. We currently offer one-year, three-year and six-year Index Strategy Terms. We currently offer Index Strategies based on the S&P 500 Index, the MSCI EAFE Index, Invesco QQQ ETF, iShares Russell 2000 ETF and AB 500 Plus IndexSM. The Annuity offers Index Strategies with 5%, 10%, 15%, 20%, 30% and 100% Buffers. The Buffer is the amount of protected negative return. Any loss beyond the Buffer level reduces the Account Value allocated to the Index Strategy. Please see “Index Strategies” for more information.

(3)The first two paragraphs in the section captioned “Buffers” in the “Index Strategies” section of the Prospectus are amended and restated as shown below:
The Buffer limits the amount of negative Index Credit that may be applied to the Account Value allocated to an Index Strategy. We will declare Buffers that will be available on the Index Strategy Start Date for each Index Strategy. The minimum Buffer level offered under the Annuity is 5%.
The Annuity offers Index Strategies with 5%, 10%, 15%, 20%, 30% and 100% Buffers. The Buffer is the amount of the protected negative return. Any negative Index Credits in excess of the Buffer reduces the Account Value allocated to the Index Strategy.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.
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